INDEPENDENT AUDITORS’ CONSENT

Affiliated Bank, F.S.B.
Hurst, Texas

We consent to the use in the Form AC Application for Conversion of Affiliated Bank, F.S.B., and any amendments thereto, and in the Registration Statement on Form SB-2 for BancAffiliated, Inc., and any amendments thereto, of our report of Affiliated Bank, F.S.B., dated August 7, 2000 (except for Note 15, as to which the date is January 17, 2001), appearing in the Prospectus, which is part of the Form AC and the Registration Statement, and to the reference to us under the heading of “Experts” in such Prospectus.

/s/ PAYNE, FALKNER, SMITH &JONES, P.C.

PAYNE, FALKNER, SMITH &JONES, P.C.

Dallas, Texas
March 22, 2001